UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2026

America’s Car-Mart, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0844612
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756

(Address of principal executive offices) (Zip Code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRMT	NASDAQ Global Select Market

Introductory Note

America’s Car-Mart, Inc. (“Car-Mart” or the “Company”) today announced that its Board of Directors (the “Board”) has retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), a leading global investment bank with significant experience in the consumer finance and financial services sectors, to serve as its financial advisor as the Company continues to evaluate and pursue strategic alternatives, including potential financing, recapitalization, mergers and acquisitions and other transactions.

The Board also established a Special Committee to oversee the Company’s review of strategic alternatives and appointed Adam Paul as an independent director and Chair of the Special Committee.

The Board and management continue to evaluate the full range of paths available to the business in the interest of all stakeholders.

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 of this Current Report on Form 8-K under the heading “Appointment of Additional Independent Director” regarding the Independent Director Agreement is hereby incorporated by reference in this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Additional Independent Director

On May 22, 2026, the Board increased the size of the Board from nine members to ten members and appointed Adam Paul as an independent director, effective immediately. Simultaneously, the Board also appointed Mr. Paul to the Special Committee described below under Item 8.01 of this Current Report.

Mr. Paul is President of AP Advisors, LLC. Mr. Paul has over 25 years of experience advising boards of directors, senior officers, and public and private companies on capital structure solutions, strategic alternatives, recapitalizations, and complex financial transactions. Mr. Paul has served as an independent director and special committee member for multiple companies across industries including retail, healthcare, energy, and food services. The Board determined that Mr. Paul is independent under NASDAQ listing standards applicable to the Company. The Company believes that Mr. Paul’s extensive capital structure, capital markets, and board advisory expertise qualify him to serve as one of its directors.

There are no arrangements or understandings between Mr. Paul and any other persons pursuant to which he was appointed to the Board, other than the Independent Director Agreement between the Company and Mr. Paul described below. There are no family relationships between Mr. Paul and any director or executive officer of the Company. Mr. Paul has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, Mr. Paul entered into an Independent Director Agreement with the Company. The Independent Director Agreement does not have a fixed term but is terminable upon ten days’ notice by the Company or Mr. Paul. Mr. Paul shall be entitled to cash payments of $45,000 per month during the term of the Independent Director Agreement for a minimum of three months, plus $4,000 per day in which Mr. Paul’s commitments to the Board exceed four hours. Mr. Paul is also entitled to reimbursement for reasonable business related expenses incurred in good faith in the performance of his duties for the Company.

The Independent Director Agreement includes indemnification, contribution and expense advancement provisions that are customary for agreements of this nature. The indemnification, contribution and expense advancement benefits provided under the Independent Director Agreement are in addition to the indemnification and expense advancement provisions provided for in the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended. The foregoing description of the Independent Director Agreement is qualified in its entirety by the terms of such agreement, which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

Formation of Special Committee to Review Strategic Alternatives

On May 22, 2026, the Board established a Special Committee (the “Special Committee”) for the purpose of overseeing the Company’s review of strategic alternatives (the “Strategic Alternatives Review”). The Special Committee’s mandate includes, but is not limited to, the evaluation of (i) any financing, refinancing, or recapitalization transaction, (ii) raising capital through the issuance of equity securities, (iii) asset sales, (iv) review and modification of the Company’s debt facilities and (v) other strategic alternatives.

The Special Committee is composed of Adam Paul (Chair), Joshua Welch, and Jonathan Buba. The Board has delegated to the Special Committee the exclusive authority to review, evaluate, negotiate, and make recommendations to the Board regarding the Strategic Alternatives Review and related transactions; provided that the Board retains the authority to approve the consummation of any such transaction following a recommendation by the Special Committee.

Furthermore, the Company has retained Houlihan Lokey as financial advisor to advise the Company and the Special Committee with respect to the evaluation of strategic alternatives.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Independent Director Agreement, dated May 22, 2026 among AP Advisors LLC, Adam C. Paul and the Company

104 Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA’S CAR-MART, INC.

Date: May 29, 2026	By:	/s/ Jonathan Collins
Jonathan Collins
Chief Financial Officer